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                     July 27, 2023

       Keiichi Suzuki
       Chief Executive Officer
       AP Acquisition Corp
       10 Collyer Quay
       #37-00 Ocean Financial Center
       Singapore

                                                        Re: AP Acquisition Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 3, 2023
                                                            File No. 001-41176

       Dear Keiichi Suzuki:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Richard Lee Folsom